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Exhibit 10.11

     SUMMARY PLAN DESCRIPTION
OF THE
GREAT LAKES DREDGE & DOCK COMPANY
NON-UNION HOURLY EMPLOYEES
401(k) SAVINGS PLAN

1999 EDITION

Great Lakes Dredge & Dock Company
2122 York Road
Oak Brook, Illinois 60523
(630) 574-3000

INTRODUCTION

    This booklet is furnished to inform you of the highlights of the Great Lakes Dredge & Dock Company Non-Union Hourly Employees 401(k) Savings Plan (the "Plan") as it applies to current non-union hourly employees of Great Lakes Dredge & Dock Company (the "Company").

    This booklet tells you what benefits the Plan provides and also describes your legal rights and the obligations of the Company, as sponsor of the Plan, and of the persons who administer it. Please take the time to read this booklet thoroughly. If you have any questions after reading it, feel free to contact any member of the Advisory Committee, which handles the day-to-day affairs of the Plan. See Section 11.1 of this booklet.

    We hope that you will find the same satisfaction in participating in the Plan and working toward accumulating funds for your retirement as the Company takes in offering the Plan to you.

GREAT LAKES DREDGE & DOCK COMPANY

TABLE OF CONTENTS

1.0	THE PLAN	1
2.0	BECOMING A PARTICIPANT	1
3.0	CONTRIBUTIONS TO THE PLAN	2
	3.1 Participant Contributions	2
	3.2 Company Matching Contributions	3
	3.3 Rollover Contributions	3
	3.4 Annual Addition Limit	3
4.0	VESTING	3
5.0	INVESTMENT OF CONTRIBUTIONS	4
6.0	DISTRIBUTIONS FROM THE PLAN	5
	6.1 In General	5
	6.2 Time for Distribution	5
	6.3 Method of Distribution	5
	6.4 Distribution in the Event of a Participant's Death	5
	6.5 Taxation of Distributions	6
7.0	HARDSHIP DISTRIBUTIONS	7
8.0	TOP-HEAVY PLANS	9
9.0	CLAIMS AND APPEALS	9
10.0	AMENDMENT; TERMINATION; FEDERAL INSURANCE	10
	10.1 Amendment	10
	10.2 Termination	10
	10.3 Federal Insurance	10
11.0	ADDITIONAL INFORMATION	11
	11.1 Administration of the Plan	11
	11.2 Trust and Trustee	11
	11.3 Legal Service	11
	11.4 Plan Documents	11
	11.5 Plan Year	11
	11.6 Plan Identification Numbers	12
	11.7 Conditional Plan Provisions	12
	11.8 Transferability; Creditors' Claims; Qualified Domestic Relations Orders	12
	11.9 Your Rights	13

APPENDIX A

APPENDIX B

i

1.0 THE PLAN

    The Plan was adopted by the Company effective July 12, 1999. The purpose of the Plan is to enable eligible employees to save for their retirement by making "pre-tax" contributions. Amounts which participants contribute to the Plan, as well as Company matching contributions, are not includable in participants' gross incomes for Federal and State (where allowable) income tax purposes. However, participants do pay Social Security taxes on their contributions (but not on Company matching contributions) the same as if they had received these amounts as cash compensation.

    Because the Plan is "qualified" under the Internal Revenue Code of 1986 (the "Code"), participants will not be taxed on their accounts until they are actually distributed to them upon termination of employment with the Company by reason of retirement or otherwise. While the contributions are held in the Plan, they will be invested and any investment earnings will also be tax-deferred until distributed.

2.0 BECOMING A PARTICIPANT

    Employees of the Company who are:

  •
  paid strictly on an hourly basis;

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  not members of a collective bargaining unit; and

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  not nonresident aliens who do not receive any earned income from the Company which is United States source income.

are eligible to participate in the plan. Eligible employees hired prior to July 1, 1999 will begin participation in the Plan effective July 12, 1999 if they are actively employed on that date. Other eligible employees will begin participation as of the first day of the first payroll period beginning in the month following their hire date.

    Once you are eligible to participate in the Plan, you will be given a form on which you can elect how much, if any, of your compensation you want to contribute to the Plan and how your contributions, and Company matching contributions, are to be invested. These matters are discussed in detail in Sections 3.0 and 5.0 of this booklet.

3.0 CONTRIBUTIONS TO THE PLAN

  3.1 Participant Contributions

    If you are eligible to participate in the Plan, you may contribute up to 15% of your total annual compensation to the Plan each year. However, the law sets a dollar limit on the annual amount which any participant can contribute to a 401(k) plan; see Appendix A for the current limit. [As this limit, and the "annual addition" limit specified in Appendix A, are expected to increase in future years (although probably not each year) due to changes in the cost of living, Appendix A will be updated and distributed to you as the limits change. You should check to make sure you have the most current update of Appendix A.]

    For purposes of determining your contributions, "compensation" means your total wages and other amounts received for personal services actually rendered in the course of employment with the Company, as reported on Form W-2, plus amounts which you elect to have contributed to this Plan or to a "cafeteria plan" under Section 125 of the Internal Revenue Code (the "Code") (which are excluded from your W-2 compensation), but excludingreimbursements or other expense allowances, fringe benefits (cash and noncash), moving expenses, deferred compensation and welfare benefits.

    As indicated previously, your contributions to the Plan are excludable from your income for Federal and State (where allowable) tax purposes. However, Social Security taxes are payable on your compensation from the Company without regard to any contributions you may make to the Plan.

    Contributions must be made in 1% increments. Your contributions will automatically be deducted from your paycheck each payroll period. You may change the amount you are contributing (including reducing it to zero), or resume contributions to the Plan, as of the first day of the first payroll period beginning each month, upon giving prior notice to the Company.

    Participation in the Plan is completely voluntary. No employee who is eligible to participate is required to make any contributions at any time.

  3.2 Company Matching Contributions

    To encourage you to participate in the Plan, the Company will make a matching contribution on your behalf. This contribution will equal 100% of your contributions up to 4% of your compensation. Thus, for example, if your annual compensation is $40,000, and you choose to contribute 6% to the Plan, your contribution for the year would be $2,400 and the Company would make a matching contribution of $1,600 (4% of $40,000).

    Company contributions will be made quarterly as of March 31, June 30, September 30 and December 31 of each plan year. In order to be entitled to a share of the Company contribution for any quarter, you must be employed on the last day of that quarter.

  3.3 Rollover Contributions

    You may roll over to this Plan any amounts paid to you from another qualified retirement plan. The rollover must be completed within 60 days from the date you received payment from the other plan. This Plan will also accept a direct rollover of any amount distributable to you from another qualified plan.

  3.4 Annual Addition Limit

    For any Plan Year, the maximum amount that can be allocated to your accounts in the Plan attributable to annual additions is limited to the lesser of 25% of your compensation or a stated dollar amount. "Annual additions" are your contributions and Company matching contributions. (Investment earnings on amounts in your accounts, and rollover contributions, are not considered annual additions.) "Compensation" for this purpose is the same as defined in Section 3.1. See Appendix A for the current dollar limit.

4.0 VESTING

    You will always be 100% vested in all amounts held in the Plan on your behalf, whether contributed by you through salary reduction or by a rollover from another plan, or contributed by the Company on your behalf as a matching contribution, together with earnings on all such contributions while held in the Plan. Therefore, when your employment with the Company is terminated for any reason, and without regard to the tenure of your employment, your full account balance in the Plan attributable to these contributions will be distributable to you (or, in the event of your death, to your beneficiary).

5.0 INVESTMENT OF CONTRIBUTIONS

    You will be able to choose how you want your contributions, Company matching contributions and any rollover contributions invested while held in the trust forming a part of the Plan. Separate accounts, one for each participant, will be established for this purpose, with separate subaccounts for each investment fund chosen by the participant. All investment earnings are tax-deferred until distributed to you, along with contributions, following the termination of your employment.

    At any time you will be able to select from among at least 3 investment funds designed to give you a choice of investment options. The current fund options are described in Appendix B. Additional funds may be made available in the future. Therefore, Appendix B will be updated and distributed to you as investment options change. You should check to make sure you have the most current update of Appendix B. Neither the Company nor the Plan makes any guarantee as to the investment performance of any fund which is made available to participants.

    You may elect to invest your account in one or any combination of the available investment funds in increments of 1%. You may change your investment elections, and may transfer all or part of one fund balance to any other fund or funds, as of any day that the Trustee is open for business, using our telephone voice response system.

    You will receive quarterly statements indicating all activity in your Plan account during the reporting period.

6.0 DISTRIBUTIONS FROM THE PLAN

  6.1 In General

    You are entitled to a distribution of your full account balance following the termination of employment with the Company by reason of retirement or otherwise. Also, as specified in Section 7.0, you may apply to the Advisory Committee for a hardship distribution even though you are actively employed.

  6.2 Time for Distribution

    Unless you otherwise elect, the distribution of your vested Plan account will be made within a reasonable time after the termination of your employment, but not later than 60 days after the latest of the close of the plan year (the calendar year) in which:

  •
  You attain your normal retirement age, which is age 65;

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  You terminate your employment; or

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  Such later date on which the amount of the payment can be determined by the Advisory Committee.

    You can elect to defer your distribution if your vested account balance exceeds $5,000. In any event, however, and regardless of the size of your account balance, distribution to you must be made by April 1 of the calendar year following the calendar year in which you attain age 70 1/2, even if you are still actively employed.

  6.3 Method of Distribution

    All distributions from the Plan will be in lump sum form.

  6.4 Distribution in the Event of a Participant's Death

    Should you die before you receive the entire amount to which you are entitled under the Plan, distribution will be made to your beneficiary. Subject to the rights of your spouse, if any (see below), you can designate a beneficiary (or multiple beneficiaries) on a form which is available on request from the Advisory Committee. If you do not designate a beneficiary, or if your designated beneficiary dies before you or before distribution of your account balance, payment will be made to your surviving spouse; or if you have no surviving spouse, to your surviving children, including adopted children, in equal shares; or if you have no surviving children, to your surviving parents, in equal shares; or else to your estate, if none of these persons survive you.

    Special rules apply concerning beneficiary designations if you and your surviving spouse were married throughout the one-year period ending on the date of your death. In such event, except as indicated below, your surviving spouse must receive the entire amount payable under the Plan, despite any other beneficiary designation to the contrary. If you want to designate someone other than your surviving spouse as beneficiary, you must obtain your spouse's written consent to the designation and this consent must be personally witnessed by a Plan representative or a notary public. The beneficiary designation form available from the Advisory Committee has the appropriate provisions for a spouse's consent where required. A spouse's waiver is effective only if that person is your spouse at the time of your death.

    In general, in the event of your death, distribution of your plan account balance will be made as soon as practicable, but in all cases within 5 years.

  6.5 Taxation of Distributions

    In general, all distributions from the Plan directly to a participant or other recipient are subject to regular federal income tax. Also, Plan distributions directly to a participant or other recipient are subject to an additional 10% tax, with certain exceptions, including the following:

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  There is no 10% tax on a distribution to a participant after he or she attains age 59 1/2, regardless of when employment terminates.

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  There is no 10% tax on a distribution to a participant or after he or she terminates employment, if employment terminates after age 55.

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  There is no 10% tax on a payment after the death of a participant, or after a Participant is disabled.

    If a distribution from the Plan is in the form of an "eligible rollover distribution," the Plan is required to withhold 20% of the distribution for federal income tax purposes except to the extent that the recipient directs the Trustee to transfer the distribution directly to another qualified retirement plan (if it will accept the transfer) or to an individual retirement account ("IRA"). In general, all distributions under the Plan will be considered eligible rollover distributions unless paid to a non-spouse beneficiary of a participant following the participant death or unless paid to an alternate payee under a qualified domestic relations order (see Section 11.8) who is not a spouse or the former spouse of a Participant. However, a distribution to a surviving spouse can only be transferred to an IRA.

    Any such transfer to another qualified plan or to an IRA is not subject to either the regular income tax or the 10% additional tax discussed above.

    If your distribution is not transferred to another qualified plan or to an IRA, it may be subject to state income tax as well.

    You should consult with your tax advisor to review your options in the event you are entitled to a distribution from the Plan.

7.0 HARDSHIP DISTRIBUTIONS

    You may apply to the Advisory Committee to receive a distribution of your account balance in the Plan (except that portion consisting of earnings credited on contributions by you), in the event of hardship. A hardship distribution under the Plan must be on account of one or more of the following immediate and heavy financial needs:

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  Expenses for medical care [described in Section 213(d) of the Code incurred by you, your spouse, or by any of your dependents, or expenses necessary to obtain such medical care.

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  Costs directly related to the purchase (excluding mortgage payments) of a principal residence for you.

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  The payment of post-secondary education tuition and related educational fees, for the next 12-month period, for you, your spouse, or for any of your dependents (as defined in Section 152 of the Code).

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  Payments necessary to prevent your eviction from your principal residence or the foreclosure on the mortgage of your principal residence.

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  Any need prescribed by the Internal Revenue Service in a revenue ruling, notice or other document of general applicability which satisfies the safe harbor definition of hardship.

    The following restrictions apply to you if you receive a hardship distribution:

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  You may not make contributions to the Plan for the 12-month period following the date of the hardship distribution.

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  The distribution must not be in excess of the amount of the immediate and heavy financial need (including any amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution.

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  You must have obtained all distributions, other than hardship distributions, and all nontaxable loans (determined at the time of the loan) currently available under all qualified plans maintained by the Company.

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  You must agree to limit your contributions under this Plan and under any other qualified plan maintained by the Company, for your taxable year immediately following the taxable year of the hardship distribution, to the annual dollar limitation referred to in the first paragraph of Section 3.1, reduced by the amount of your Plan contributions made in the taxable year of the hardship distribution.

    Hardship distributions are subject to regular income tax and, if you are under age 59 1/2, the 10% additional tax discussed in Section 6.5. Therefore, a hardship distribution should only be taken as a last resort.

8.0 TOP-HEAVY PLANS

    Some businesses, usually only those with small numbers of employees, have retirement plans which are considered "top-heavy" because the account balances under the plans are attributable primarily to employees who are so-called "key employees," a term which includes the principal executives and owners of the business. A top-heavy plan may have to provide a minimum contribution each year to participants who are not key employees.

    The Company has determined that your Plan is not top-heavy at present and it does not expect the Plan to become top-heavy in the future. If the Plan ever becomes top-heavy, however, you will be notified and changes in the operation of the Plan as a result of its top-heavy status will be explained in detail.

9.0 CLAIMS AND APPEALS

    Prior to your retirement or other termination of employment, you should contact a member of the Advisory Committee (see Section 11.1) to discuss the payment of your benefits from the Plan.

    If you do not receive benefits from the Plan to which you feel you are entitled, you should file a written claim for benefits with the Advisory Committee. If your claim is denied (in whole or in part), you will receive, generally within 90 days after receipt of your claim, a written explanation from the Committee detailing:

  •
  The specific reasons for the denial;

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  The specific references in the Plan documents that support those reasons;

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  The additional information you must provide to improve your claim and the reasons why that information is necessary; and

  •
  The procedures available for a further review of your claim.

    You have a right to make an appeal of a claim denial by submitting a written application to the Advisory Committee within 60 days after your claim has been denied. The claim will then be reviewed by the Advisory Committee. You or your representative may review the Plan documents and submit written comments to the Advisory Committee in connection with this appeal.

    The Advisory Committee will conduct a full and fair review of your appeal and notify you of its decision, generally within 60 days. The decision will be in writing and will include the specific reasons and the Plan references on which the decision is based.

10.0 AMENDMENT; TERMINATION; FEDERAL INSURANCE

  10.1 Amendment

    The Company reserves the right to amend the Plan at any time. In no event, however, will any amendment cause any part of the assets held by the Plan to be used for or diverted to any purposes other than for the exclusive benefit of participants and beneficiaries. No participant or beneficiary will have his or her account balance or vested right to such account balance reduced by reason of any such amendment.

  10.2 Termination

    Although the Company intends to continue the Plan indefinitely, it reserves the right to terminate it at any time, or to discontinue contributions completely at any time. In the event of the termination or partial termination of the Plan, the account balances of all affected participants will remain fully vested. Following the complete termination of the Plan, all assets will be distributed to participants.

    Participant account balances will also remain fully vested if the Company completely discontinues contributions, although the Plan may continue to exist.

  10.3 Federal Insurance

    Because the Plan is a "defined contribution" plan, benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation.

11.0 ADDITIONAL INFORMATION

  11.1 Administration of the Plan

    The official administrator of the Plan is the Advisory Committee, which is appointed by the Board of Directors of the Company. The members of the Advisory Committee are presently Douglas Mackie, Deborah Wensel, Donald Luce and Rosie Borre. They may be contacted at the Company's office, 2122 York Road, Oak Brook, Illinois 60523. The telephone number is (630) 574-3000.

    The Advisory Committee may delegate certain responsibilities for administering the Plan to persons other than Committee members.

  11.2 Trust and Trustee

    All of the assets of the Plan are held in a trust forming a part of the Plan. The Trustee of this trust is Bank of America National Trust and Savings Association, 231 South LaSalle Street, Chicago, Illinois 60697. The Plan's assets are used to provide the benefits of the Plan and to pay reasonable Plan expenses, and may not be used for any other purpose.

  11.3 Legal Service

    The Plan's agent for the service of legal process is the Company. Legal process may be served on any officer of the Company or on its registered agent.

  11.4 Plan Documents

    This booklet describes the principal features of the Plan, but it is not intended to give complete details. Full details are contained in the official Plan text. In the event of any conflict between this booklet and the actual provisions of the Plan, the Plan will govern.

  11.5 Plan Year

    For recordkeeping purposes, the plan year is the calendar year.

  11.6 Plan Identification Numbers

    The Plan is a defined contribution plan, and is identified under the following numbers in accordance with Internal Revenue Services rules: The employer identification number assigned by the IRS to the Company is 36-1163930. The plan number assigned by the Company to the Plan is 006.

  11.7 Conditional Plan Provisions

    The Plan is intended to comply in all respects with the requirements of the Code, as well as the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Company reserves the right to make amendments, retroactively if necessary, to bring the Plan into compliance if there are provisions which do not comply with the law.

  11.8 Transferability; Creditors' Claims; Qualified Domestic Relations Orders

    Benefits under this Plan may not be transferred or assigned in any way. Your benefits held by the Trustee are not subject to creditors' claims, except if there is a "qualified domestic relations order" ("QDRO").

    A QDRO is an order entered by a court in a domestic relations proceeding, such as a divorce or legal separation, which awards a portion of your benefits under the Plan to an "alternate payee," typically a spouse, ex-spouse or child. Benefits paid to an alternate payee under a QDRO are taxed to that person and not to you.

    If you are a party to a court proceeding which has resulted or which is expected to result in a QDRO being issued which will affect your benefits under the Plan, contact a member of the Advisory Committee as soon as possible.

    The Advisory Committee must review any order or proposed order to determine whether it satisfies all of the special legal requirements applying to QDRO's. If it determines that the order or proposed order is not legally sufficient, it will notify the person(s) who prepared the order or proposed order and will explain the terms which need to be changed to make it legally sufficient. Once a court order has been entered which satisfies the requirements to be a QDRO, the Advisory Committee will arrange for its terms to be carried out.

11.9 Your Rights

    As a participant in the Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). ERISA provides that all Plan Participants shall be entitled to:

  •
  Examine, without charge at the office of the Plan administrator, all documents governing the Plan, including collective bargaining agreements, and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor.

  •
  Obtain copies of all documents governing the Plan, and a copy of the latest annual report (Form 5500 series) filed by the Plan with the U.S. Department of Labor. The Plan administrator may make a reasonable charge for the copies.

  •
  Receive a summary of the Plan's annual financial report. The Plan administrator is required by law to furnish each Participant with a copy of this summary annual report.

  •
  Obtain a statement telling you whether you have a right to receive a pension at your normal retirement date and if so, what your benefits would be at your normal retirement date if you stop working under the Plan now. If you do not have a right to a pension, the statement will tell you how many more years you have to work to get a right to a pension. This statement must be requested in writing and is not required to be given more than once every 12 months. The Plan must provide the statement free of charge.

    In addition to creating rights for retirement plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA. However, the Company retains the right to hire and discharge a participant or other employee as if the Plan had not been adopted.

    If your claim for a pension benefit is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

    Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan administrator's decision concerning the qualified status of a domestic relations order (see Section 11.8), you may file suit in a federal court.

    If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against, for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

    If you have any questions about the Plan, you should contact the Plan administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefits Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, DC 20210.

APPENDIX A (2000)

  Annual Contribution Limit

    For the year 2000, the maximum amount that any individual can contribute to a 401(k) plan is set by law at $10,500. This is an aggregate limit which applies to all 401(k) plans in which an individual may participate, even if with different employers. This limit may increase in future years on account of changes in the cost of living.

  Annual Addition Limit

    For the year 2000, the maximum amount of "annual additions" which can be allocated to your accounts in the Plan attributable to your contributions and to Company matching contributions, is the lesser of $30,000 or 25% of your compensation. The $30,000 limit may increase in future years on account of changes in the cost of living.

APPENDIX B (2000)

    The funds described below are currently available as options for the investment of your contributions, Company matching contributions and rollover contributions to the Plan.

  Stable Value Fund

    This fund invests in guaranteed investment contracts, certificates of deposit and money market securities.

  Large Cap Core Equity Fund

    This fund invests in common stock and other equity-type securities of major United States corporations.

  Intermediate Fixed Income Fund

    This fund invests in common stock, bonds, guaranteed investment contracts and money market securities.

  Fidelity Dividend Growth Fund

    This fund invests at least 65% in common stocks of companies that have the potential for dividend growth by either increasing their dividends or by commencing dividend payouts if none are currently paid.

  Fidelity Over-the-Counter (OTC) Portfolio

    This fund invests in common stocks and securities traded on the over-the-counter markets.

    Further information as to each of these funds may be obtained from the Advisory Committee.

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INTRODUCTION
TABLE OF CONTENTS
APPENDIX A (2000)
APPENDIX B (2000)